Exhibit 1.2

Organizational Regulations
of
Sunrise Communications AG

Organizational Regulations of Sunrise Communications AG
1.Basis
(a)These Organizational Regulations (the Regulations) are enacted by the Board of Directors of Sunrise Communications AG (the Company) pursuant to article 716a and article 716b Swiss Code of Obligations (CO) and to articles 18, 20 and 21 of the Company's articles of association (the Articles). These Regulations govern the powers and duties of the Company's executive bodies and the organization of the Company's management.
(b)The Company is the holding company of the Sunrise group (the Group). As such, it performs tasks of management, organization and financing not only for itself but also for all companies directly or indirectly controlled by it (the Group Companies). In accordance with this function of the Company, its governing bodies not only make decisions for the Company itself, but also issue regulations and directives for the Group and the Group Companies. In doing so, the Board, the Board Committees and the ExCom (all as defined below) respect the legal independence of the Group Companies and ensure that their corporate bodies exercise their mandatory powers.
(c)The corporate bodies of the Company shall ensure that the Group Companies declare the regulations and directives issued for the Group and for them including the provisions of these Regulations to be applicable and implement the decisions made for the Group, in each case subject to mandatory law. In the event of any conflict with any regulations or directives issued by the Group Companies, the regulations and directives issued for the Group shall, to the extent legally permissible, prevail.
2.Executive Bodies of the Company
The following are the executive bodies of the Company:
(a)the board of directors (the Board);
(b)the chairperson of the Board (the Chair);
(c)the Audit Committee;
(d)the Compensation Committee;
(e)the Nominating Committee (together with the Audit Committee, the Compensation Committee and, if any, the subcommittees and/or ad-hoc committees, the Board Committees); and
(f)the Chief Executive Officer (the CEO) and the other members of the executive committee of the Company (together, the ExCom).
3.The Board
3.1     Constitution
(a)The general meeting of shareholders of the Company (the Shareholders Meeting) elects each member of the Board and the Chair individually for a term of office until the completion of the next annual general meeting of shareholders (the AGM).
2/13

Organizational Regulations of Sunrise Communications AG
(b)If the office of the Chair is vacant, the Board shall appoint a new Chair from among its members for a term of office extending until the completion of the next AGM.
(c)Each year at its first meeting after the AGM, the Board appoints:
(i)the chairperson and members of the Audit Committee;
(ii)the chairperson of the Compensation Committee; and
(iii)the chairperson and members of the Nominating Committee.
(d)The Board further appoints a secretary (and, if the Board so determines, one or more assistant secretaries) who need not be a member of the Board. The secretary, and in his/her absence any assistant secretary, acts as secretary to the Board Committees as well.
3.2 Powers and Duties
(a)The Board is legally responsible for the non-transferable ultimate direction, supervision and control of the management of the Company. It resolves on all matters which are not reserved or transferred to the Shareholders Meeting or another body of the Company by law, the Articles, these Regulations or any other rules and regulations.
(b)In particular, the Board has the following powers and duties, subject to these Regulations:
(i)The ultimate direction of the Company and the Group and the issuance of the necessary guidelines, in accordance with the applicable Swiss laws and regulations, and in consideration of the prevailing local business customs and practices;
(ii)the determination of the Company's and the Group's organization, including the enactment and amendment of the regulations of the Board;
(iii)the determination of the Company's and the Group's accounting principles, financial control, financial planning and internal control system;
(iv)the appointment and removal of the persons entrusted with the management and representation of the Company, as well as the determination of their signatory power;
(v)the ultimate supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles, these Regulations and the directives of the Company;
(vi)the preparation of the annual report, the compensation report and, if applicable, the report on non-financial matters pursuant to article 964c CO and any other reports as required by law, to prepare the Shareholders Meeting and to execute its resolutions;
(vii)the passing of resolutions regarding the subsequent performance of contributions with respect to non-fully paid-in shares and the amendments to the Articles entailed thereby;
(viii)the passing of resolutions regarding capital increases, to the extent that they are in the power of the Board (article 653(u) CO), as well as resolutions confirming increases or decreases of the share capital, the preparation of the capital increase report and the amendments to the Articles entailed thereby;
3/13

Organizational Regulations of Sunrise Communications AG
(ix)the passing of resolutions regarding the exchange of Class B Shares for Class A Shares, as well as the preparation of any reports relating thereto and the amendments to the Articles entailed thereby;
(x)the notification of the court in the event that the Company is overindebted;
(xi)the non-delegable and inalienable duties and powers of the Board pursuant to the Swiss Merger Act, such as the approval of merger, demerger and transfer agreements (articles 12(1), 36(1) and 70(1) Merger Act), of demerger and transformation plans (articles 36(2) and 59(1) Merger Act) and of merger, demerger and transformation reports (articles 14(1), 39(1) and 61(1) Merger Act);
(xii)the maintaining of the share register and the register of the beneficial owners. The Board ensures that the register may be accessed in Switzerland at any time and that at least one person domiciled in Switzerland and entitled to represent the company has access to the share register as well as the above mentioned register;
(xiii)the exercise of shareholder rights in the subsidiaries of the Company, as well as the control of the business activities of such subsidiaries; and
(xiv)the approval of executive regulations promulgated in accordance with section 11 of these Regulations.
(c)In addition, the Board has the following powers and duties with regard to strategy, organization, business and financial matters:
(i)the approval of the business strategy and the business plan of the Group;
(ii)the approval of matters listed in Annex 1 – Board Reserved Matters; and
(iii)the establishment of the Company's dividend policy and any share buyback programs of the Company.
(d)In addition, the Board has the following powers and duties with regard to compensation and benefits:
(i)the adoption or amendment of the remuneration and benefits strategy of the Company and the Group as well as the compensation principles applicable to the members of the Board and the ExCom;
(ii)the adoption or amendment of the short- and long-term incentive plans for the senior management and any other participation or incentive plan of the Company or the Group, to oversee the implementation of such plans, and to approve the aggregate number of shares granted under such plans;
(iii)the approval of the individual compensation of the members of the Board, subject to the maximum aggregate amount of compensation approved by the Shareholders Meeting;
(iv)the determination of the remuneration and bonus of the CEO and, upon recommendation of the CEO, to ratify the remuneration and bonus of the other members of the ExCom and to approve the objectives determining the bonus of the CEO and to ratify such objectives for the other members of the ExCom, in each case consistent with any legal and statutory requirements and subject to the terms and
4/13

Organizational Regulations of Sunrise Communications AG
conditions of the relevant employment contract and as well as to the maximum aggregate amount of compensation approved by the Shareholders Meeting; and
(v)the authorization of the CEO and the other members of the ExCom to exercise a public office or to assume an external mandate outside of the Group pursuant to Article 31 of the Articles.
(e)In addition, the Board has the following powers and duties with regard to other matters:
(i)the establishment of standing or ad-hoc committees for dealing with specific matters;
(ii)the review and approval of any recommendations of the Board Committees with respect to matters within their purview; and
(iii)other duties and powers, which are reserved to the authority of the Board by law or by the Articles.
3.3 Meetings
(a)The Board convenes as often as business requires, but at least three times a year.
(b)The meetings shall be called by the Chair. A meeting shall also be called by the Chair upon the written request of a Board member indicating the items and the proposals to be submitted.
(c)Notice of meetings shall be given at least five days in advance in writing (including by e-mail) and the notice shall set forth the agenda. In urgent cases the Chair may call a meeting at shorter notice in writing (including by e-mail) or by other convenient means of communication without observing the deadline. The Board members may also waive notice of any meeting.
(d)The items on the agenda of the meetings of the Board shall be determined by the Chair, who may consult with the CEO and other Board members.
(e)Each member of the Board may request the Chair for items to be placed on the agenda. The relevant request must be submitted in writing to the Chair at least five days before the meeting. Urgent items, which are brought up after the notice of the meeting was distributed, may be discussed at the meeting. Resolutions on such matters, however, can only be passed if a majority of the Board members, whether attending or not attending the meeting, agree.
(f)Unless the discussion pertains to him/her and except for executive sessions, the Board intends that the CEO (if not a member of the Board) will attend the meetings without voting rights. The Chair shall decide which other persons, if any, may attend the meeting of the Board.
(g)Meetings of the Board may be held by telephone or video conference or other means of direct communication.
3.4 Casting of Resolutions
(a)The Board shall have a quorum when the majority of its members are present in person, by telephone or video conference, or by other means of direct communication. Absent members may not be represented.
5/13

Organizational Regulations of Sunrise Communications AG
(b)No quorum is required if the Board is called to:
(i)grant or cancel signing authorities;
(ii)certify or report on an increase or decrease of capital and amend the Articles accordingly;
(iii)certify or report on an exchange of Class B Shares for Class A Shares in accordance with article 4d of the Articles and to amend the Articles accordingly;
(iv)record a resolution adopted in writing in electronic form in declaratory minutes (Erwahrungsprotokoll);
(v)approve the execution of a merger agreement in case of a simplified merger pursuant to articles 23 et seq. Merger Act; or
(vi)approve the conclusion of a transfer contract pursuant to article 70 Merger Act, in case that the transferred assets do not exceed 10% of the total assets of the Company.
(c)Resolutions of the Board and the Board Committees shall be adopted by a majority of the votes cast. In case of a tie, the Chair or acting chair has no casting vote.
3.5 Written Resolutions
(a)Resolutions of the Board may also be passed by written consent to a proposal (including by way of return e-mail, PDF scans sent by e-mail, or other means of electronic communication), provided (i) the text of the resolution is provided to all members of the Board or the Board Committee, as applicable, and (ii) the majority of the members cast a vote and approve the matter. In the event of resolutions being passed by electronic means, no signature shall be required, subject to any regulation to the contrary by the Board.
(b)Any member shall have the right to request – within the period stipulated by the Chair or the secretary for a vote – that the matter is discussed in a meeting.
3.6 Minutes
(a)All resolutions shall be properly recorded or described in minutes, which must be signed by the acting chair and the secretary.
(b)In the case of resolutions passed in writing, such resolutions qualify as minutes if signed by the consenting members of the Board and the secretary.
3.7 Right of Information and Reporting
(a)At the Board meetings, each member of the Board is entitled to request information on all affairs of the Company from the other Board members and from the members of the ExCom present.
(b)Outside of the Board meetings, each member of the Board may request information from the CEO on the general course of business of the Company and the Group after having informed the Chair. To the extent necessary for the fulfilment of his/her duties, each member of the Board may also request that the Chair grants such member access to the relevant Company records.
6/13

Organizational Regulations of Sunrise Communications AG
(c)If the Chair rejects a request for information on specific matters or for access to records, the Board shall decide at its next meeting or by written resolution.
3.8 Urgent Procedure for Board Decisions
In urgent cases where it is not possible to delay the decision or to call an urgent meeting in accordance with Section 3.3(c), the Chair shall take all necessary decisions on behalf of the Board. The Chair shall notify the Board immediately of such decisions. Such decisions shall be ratified by the Board at its subsequent meeting or by written resolution.
3.9 Compensation
(a)The Board shall determine the amount of the compensation of its members in a manner consistent with legal and statutory requirements, taking into account each Board member's respective responsibilities, experience and the time which they invest in their activity as members of the Board.
(b)In addition, the Board shall adopt an expense policy for Board members.
(c)Subject to any legal and statutory requirements, special services rendered by individual members of the Board may be rewarded by the Board in an appropriate manner.
3.10 Board Committees
(a)The Company has the following standing Board Committees:
Audit Committee;
Compensation Committee; and
Nominating Committee.
(b)The Board may establish ad-hoc committees for dealing with specific matters. Each of them shall consist of such number of members of the Board as the Board may decide.
(c)The members of the Compensation Committee are elected by the shareholders at the Shareholders Meeting. The Board shall appoint the chairperson of the Compensation Committee and the members and the chairperson of each other Board Committee. If there are vacancies on the Compensation Committee, the Board may appoint substitute members from among its members for a term of office extending until completion of the next AGM.
(d)The duties and responsibilities of the Board Committees are set forth in the charter of the respective Board Committee.
(e)The Board Committees shall only be empowered to make recommendations to the Board and they shall not be vested with their own decision-making authority, except as otherwise provided in the Articles, these Regulations, applicable law, or the respective committee charter.
7/13

Organizational Regulations of Sunrise Communications AG
4.The Chair
The Chair has the following powers and duties:
(a)preparation of the agenda for the Shareholders Meetings and the Board meetings;
(b)chairing the Shareholders Meetings and the Board meetings (should the Chair not be able to attend, the Chair may delegate chairing of the Shareholders Meeting to another Board member);
(c)informing the other members of the Board of material extraordinary events involving the Company or the Group;
(d)ensuring that in urgent business matters all measures are taken to safe-guard the interests of the Group where a regular Board resolution cannot be reasonably passed within the required time frame;
(e)supervising compliance with and implementation of the resolutions of the Board;
(f)interacting with the CEO and the other members of the ExCom outside of Board meetings;
(g)monitoring the implementation of the measures decided by the Board;
(h)representing the Board internally and externally;
(i)ensuring that the Board Committees meet regularly, function efficiently and report adequately to the Board; and
(j)coordinating, together with the Board Committees' chairpersons, the work of all Board Committees. The Chair may attend any meeting of the Board Committees.
5.The Vice-Chairperson and the Deputy Chair
(a)The Board may elect a vice-chairperson (the Vice-Chair) from its members for a term of office until the completion of the next AGM. If a Vice-Chair is appointed, the Board shall determine his or her duties. These duties may include the ability to call meetings of the Board.
(b)Should the Chair be unable to exercise his/her functions, the Vice-Chair, if any, or any other Board member appointed by the Chair shall act as his/her deputy (the Deputy Chair). In such situation, the Deputy Chair shall have the same powers and duties for the performance of his/her role as a deputy as those accruing to the Chair, but such powers and duties shall be confined to actions and resolutions to be passed during the period of the representation.
(c)The Board may permanently or temporarily delegate to the Deputy Chair expert or special tasks.
(d)If the Deputy Chair is unable to act as a deputy, the longest serving member of the Board shall take his/her office.
8/13

Organizational Regulations of Sunrise Communications AG
6.The Chief Executive Officer
6.1 Appointment and Responsibilities
The CEO shall be appointed by the Board and shall have the responsibility for the management of the Company and the Group.
6.2 Powers and Duties
(a)Subject to the Articles, these Regulations and mandatory law, the Board hereby delegates the responsibility for the overall management and operations of the Company and the Group to the CEO, with the power to sub-delegate certain functions to the members of the ExCom.
(b)In particular, the CEO shall have the following powers and duties:
(i)to prepare and submit to the Board for approval the following matters:
(A)the Company's and the Group's strategy; and
(B)the Company's and the Group's business plan and annual budget.
(ii)to provide all information and documents necessary to the Board;
(iii)to implement the strategy of the Company and the Group and the resolutions passed by the Board;
(iv)to monitor and assess progress against the Company's and the Group's targets and budget;
(v)to organize, manage and supervise the day-to-day business of the Company and the Group;
(vi)to recommend candidates for the nomination as members of the ExCom (other than the CEO);
(vii)to recommend to the Board the removal of members of the ExCom;
(viii)to appoint employees reporting directly to the CEO other than members of the ExCom;
(ix)to approve the appointment of direct reports to other members of the ExCom other than clerical staff;
(x)to recommend to the Board the approval of transactions to be resolved by the Board;
(xi)to determine the communication policy of the Company and the Group, to represent the Company and the Group towards its shareholders, investors, the media and the general public, and to manage, coordinate and supervise investor relations; and
9/13

Organizational Regulations of Sunrise Communications AG
(xii)to organize the ExCom and prepare, call and chair the meetings of the ExCom.
6.3 Duty to Report
(a)The CEO and the CFO shall at each meeting of the Board report to the Board on the course of business of the Company and the Group in a manner agreed upon from time to time between the Chair and the CEO.
(b)Between meetings, the CEO shall report any material extraordinary events or developments within the Company and within the Group to the Chair in a timely manner.
7.The Executive Committee
7.1 Composition and Organization
(a)The ExCom consists of the CEO, the CFO, the General Counsel and Corporate Secretary, and any further officers as decided by the Board.
(b)The CEO shall have the casting vote for decision-making within the ExCom. All members of the ExCom shall report to him/her.
(c)The CEO shall organize the ExCom. The CEO may invite other persons to join ExCom meetings on a case-by-case basis.
7.2 Powers and Duties
(a)The members of the ExCom shall attend to the day-to-day business of the Company and the Group under the supervision of the CEO.
(b)The members of the ExCom shall have the powers and duties delegated to them by the CEO. The CEO may adopt regulations setting out the powers and duties of the other members of the ExCom.
(c)Each member of the ExCom shall inform the CEO in the ExCom meetings about the course and development of the business and the most important events in his or her area regarding the Company and the Group. Outside of the ExCom meetings, each member of the ExCom shall immediately report any extraordinary event and any change within the Company and within the Group to the CEO.
(d)The CEO shall inform the members of the ExCom on relevant, material new developments, events and policies regarding the Company and the Group.
7.3 Meetings and Minutes
(a)The CEO shall convene meetings of the ExCom whenever necessary and shall set the agenda.
(b)The outcomes of the ExCom meetings may be recorded in minutes.
10/13

Organizational Regulations of Sunrise Communications AG
8.Signatory Power
(a)The Board determines the signatory power on behalf of the Company and appoints the persons authorized to sign on behalf of the Company or adopts respective policies.
(b)The members of the Board and the ExCom and any other individuals empowered with the representation of the Company shall have joint signatory power by two.
(c)The member of the ExCom may, within the limits of their signing authority, delegate their signing authority by a power of attorney signed by two members of the ExCom.
9.Conflicts of Interest
(a)Each member of the Board or the ExCom is required to inform the respective body of actual or potential conflicts of interests.
(b)In case of a direct conflict of interests, i.e., a situation where a member's vote would operate to the detriment of the Company and at the same time further the own interests of such member or a party related to it, or any interest otherwise represented by such member, such member shall, of its own initiative, abstain from voting on such matter and, if so decided by the chairperson (or, if the chairperson is conflicted, the chair's deputy) of the respective body of the Company, from the discussion of the matter.
(c)If there is a reason for abstention, the respective body of the Company may, to the extent it has been fully informed about the conflict of interests and all material facts giving rise to the same, decide to waive the abstention of the member affected, provided that such member gives preference to the interests of the Company.
(d)If the relevant member does not abstain out of his or her own initiative, the chairperson of the respective body of the Company shall have the right to exclude such member from voting and discussions on the respective matter.
10.Confidentiality
(a)The members of the Board and of the ExCom shall keep confidential all information and documents obtained or reviewed in connection with the exercise of their function for the Company and/or the Group. Persons who have received confidential information shall not disclose its content to third parties, and shall take all measures to prevent third parties from having access to its content. This obligation and duty shall continue even after the term of office of a corporate member has expired.
(b)Upon termination of his/her function, each such member shall return to the Company all documents related to the Company.
11.Final Provisions
(a)These Regulations were adopted by resolution of the Board on November 8, 2024, and shall be effective immediately.
(b)The ExCom shall promulgate such executive regulations as are necessary for the implementation of these Regulations subject to prior approval by the Board as mentioned in section A.3.2(b)(xiii) above.
11/13

Organizational Regulations of Sunrise Communications AG

Sunrise Communications AG
/s/ Michael T. Fries	/s/ Marcel Huber
Name: Michael T. Fries Function: Chair of the Board of Directors	Name: Marcel Huber Function: Secretary of the Board of Directors

12/13

Organizational Regulations of Sunrise Communications AG
Annex 1 – Board Reserved Matters
―Annual operating and financial budget;
―Significant operating decisions with a financial impact of more than CHF 10 million outside of approved budget;
―Financial transactions of more than CHF 20 million;
―Commencing, withdrawing, acknowledging and settling disputes before a court, administrative authority or arbitral tribunal with a value of more than CHF 4 million;
―Mergers, acquisitions or divestments with a value of more than CHF 20 million;
―Acquisition of traded debt (or related derivatives) and other treasury transactions (currency or interest rate hedging) with a value of more than CHF 20 million; and
―Tax planning if the exposure is over CHF 20 million.

13/13